UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2015

Commission file number	Registrant, State of Incorporation or Organization, Address of Principal Executive Offices, and Telephone Number	IRS Employer Identification No.
1-32853	DUKE ENERGY CORPORATION (a Delaware corporation) 550 South Tryon Street Charlotte, North Carolina 28202-1803 704-382-3853	20-2777218

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 21, 2015, Michael J. Angelakis, was appointed to the Board of Directors (the “Board”) of Duke Energy Corporation (the “Company”), effective October 1, 2015. Mr. Angelakis recently served as Vice Chairman and Chief Financial Officer for Comcast Corporation ("Comcast") from March, 2007 until July, 2015 and is a Senior Advisor to the Executive Management Committee of Comcast. Mr. Angelakis will be the Chairman and Chief Executive Officer of a new strategic company he is forming in partnership with Comcast that will focus on investing in and operating growth-oriented companies, both domestically and internationally. He also serves as the Deputy Chairman of the board for the Federal Reserve Bank of Philadelphia and a Trustee of Babson College. Mr. Angelakis’ directorship will expire, along with the Company’s other directors’ terms, at the next annual meeting of shareholders. Mr. Angelakis has been appointed to the Finance and Risk Management Committee and Audit Committee of the Board.

As a non-employee director of the Company, Mr. Angelakis will receive a pro-rated payment of the cash and stock annual retainer, will receive meeting fees in accordance with the Company’s Director Compensation Program, as set forth on Exhibit 10.2 of the Company’s Form 10-Q, filed with the Securities and Exchange Commission on August 7, 2015, and will be eligible to participate in the Company’s Directors’ Savings Plan, which is described in the Annual Proxy Statement filed with the Securities and Exchange Commission on March 26, 2015. Mr. Angelakis is subject to the Company’s Stock Ownership Guidelines, which require outside directors to own Duke Energy common stock (or common stock equivalents) with a value equal to at least five times the annual cash retainer (i.e., an ownership level of $450,000) or retain 50% of their vested annual equity retainer until such minimum requirements are met.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: September 22, 2015	By:	/s/ Julia S. Janson
	Name:	Julia S. Janson
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

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